Exhibit 4.14

AMENDMENT NUMBER SEVEN
TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER SEVEN is executed this             day of June, 2005, by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, most recently restated the Plan in its entirety, effective as of January 1, 2003, and later amended the Plan six times;

WHEREAS, as a result of the merger, all Great Lakes Chemical Corporation stock will convert to Crompton Corporation stock; and

WHEREAS, the Corporation wishes to amend the Plan to reflect the merger by and among the Corporation, Copernicus Merger Corporation, and Crompton Corporation, including the conversion of the Corporation stock to Crompton Corporation stock (which, after July 1, 2005, will be Chemtura Corporation stock);

WHEREAS, the Corporation wishes to make certain other appropriate changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as provided herein, as follows:

1.                                       Effective July 1, 2005, Section 2.01(m), the definition of “Company Stock” is amended to be and read as follows:

“(m)                         ‘Company Stock’ means any common share issued by the Company or a parent corporation of the Company that is an employer security within the meaning of Code Section 409(l).”

2.                                       Effective January 1, 2004, Section 2.01(nn), the definition of “Plan Compensation,” is amended to be and read as follows:

“(nn)                    ‘Plan Compensation’ means the Participant’s base salary, overtime, and bonuses received from his Employer while an Eligible Employee, plus any Pre-Tax Contributions pursuant to Section 4.02 or any other amounts excludable from taxable income because of an election under Code Section 401(k), 125, 402(g), 457, or 132(f)(4), or an election to defer compensation under a nonqualified deferred compensation plan, but excluding any severance pay.  To the extent required by Code Section 401(a)(17), the compensation of the Participant for any year taken into account under the Plan shall not exceed Two

Hundred Thousand Dollars ($200,000) (as increased by the Cost of Living Adjustment for the year pursuant to Code Section 401(a)(17)).  To the extent required by Code Section 401(a)(17), if a determination period for a Participant consists of fewer than twelve (12) months, the annual limit required by Code Section 401(a)(17) will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12).”

3.                                       Effective July 1, 2005, Section 4.03(b), “Matching Contributions,” is amended to read as follows:

“(b)                           Matching Contributions shall be made in cash.”

4.                                       Effective July 1, 2005, Section 7.09(a), regarding in-service withdrawals, is amended to read as follows:

“(a)                            A Participant who has not Terminated Employment or Retired may request on the Applicable Form, for reason of financial hardship as defined under the regulations of the Internal Revenue Service, to withdraw in cash all or part of (i) his Pre-Tax Contribution Account, excluding any earnings of the Trust Fund allocated to such Pre-Tax Contribution Account after December 31, 1988, (ii) his Rollover Account, and (iii) the Vested portion of his Matching Account, to the extent permitted by applicable securities laws; provided, however, the following shall not be available for withdrawal pursuant to this subsection (a):  (i) any portion of a Participant’s Accounts that have been pledged as security for a loan pursuant to Section 8.02(h), (ii) any portion of a Lime-O-Sol Matching Account, or (iii) any assets attributable to elective deferrals and/or safe-harbor matching contributions, and any earnings thereon, transferred as of March 31, 2004, from the Lime-O-Sol Plan to this Plan as provided under Section 7.05(d).  A request for withdrawal pursuant to this Section must be on an Applicable Form.  Any withdrawal pursuant to this Section shall be taken on a pro rata basis from the investment Funds in which the Accounts are invested pursuant to the Participant’s election.  The Participant’s request shall be approved only if it satisfies all the requirements of this Section.”

5.                                       Effective July 1, 2005, Section 7.09(f), regarding in-service withdrawals, is amended to read as follows:

“(f)                              As of any date after a Participant attains age fifty-nine and one-half (59-1/2), he may request a withdrawal of all or any part of his Pre-Tax Contribution Account, Rollover Account, the Vested portion of his Profit Sharing Account, the Vested portion of his Matching Account, and any Lime-O-Sol Matching Account; provided, however, no portion of a Participant’s Accounts that has been pledged as security for a loan pursuant to Section 8.02(h) shall be available for a withdrawal under this subsection (f).  Only one (1) such request shall be permitted in any calendar year and must be made on the Applicable Form filed with the Administrator.  A distribution under this subsection (f) shall be distributed as soon as administratively feasible after the Administrator approves the withdrawal request.”

6.                                       Effective July 1, 2005, the last sentence in Section 8.01(b), regarding plan loans, is deleted.

7.                                       Effective June 15, 2005, Section 8.02(b) and (c), “Terms and Conditions,” is amended to be and read as follows:

“(b)                           An eligible Participant or beneficiary may apply for a loan by completing the Applicable Forms.  No more than one (1) loan may be outstanding at any time for a Participant or beneficiary.

(c)                                  Each loan shall be amortized on a substantially level basis with payments not less frequently than quarterly.  The period of repayment shall not exceed four (4) years (fifteen (15) years in the event the loan is for purchase or construction of the Participant’s principal residence); provided, however, the term of the loan shall not extend beyond the earlier of (i) in the case of a distribution which begins after the date of the loan, the date such distribution of the Accounts under Article VII begins; provided, however, a withdrawal for reason of financial hardship pursuant to Section 7.09 shall not be taken into account under this subsection unless the amount withdrawn from the Accounts of the Participant affects the security of the loan, (ii) the date of distribution or separation of the Accounts pursuant to a qualified domestic relations order under Code Section 414(p) or any portion of the Accounts if the amount distributed or separated from the Accounts of the Participant pursuant to such order affects the security of the loan, (iii) the date a Participant Terminates Employment or Retires, unless the Participant is a party in interest immediately after such Termination of Employment or Retirement, or (iv)  the date of a default on the loan.  Notwithstanding the above, in the event of a Participant’s Termination of Employment or Retirement on or after June 15, 2005, the Participant shall have a sixty (60) day period from the date of the Participant’s Termination of Employment or Retirement to elect to continue to make loan repayments, provided such election does not cause such loan to fail to satisfy the requirements of section 72(p) of the Code, 4975 of Code or 408 of ERISA.  During this sixty (60) day period, the Participant may (1) do nothing, in which case the Administrator shall declare the loan in default as soon as administratively feasible after the end of such period, (2) repay the entire outstanding balance of the loan, or (3) elect to continue payment of the loan, at which time the loan shall be re-amortized over a period beginning as of the date of such election and ending on the same date as the end of the original amortization period, with substantially level payments payable not less frequently than quarterly.  If, after the

Participant’s Termination of Employment or Retirement, the Participant’s Vested Accounts are distributed, the loan shall be considered in default as of the date of the distribution and the amount of the distribution shall be reduced by the outstanding loan balance.  ”

8.                                       Effective on July 1, 2005, Section 11.03(a) “Company Stock,” is amended to be and read as follows:

“(a)                            Participants may direct the investment of their Accounts into Company Stock as provided in Section 11.02.”

9.                                       Effective as of the next business day after the closing date for the merger by and among the Corporation, Copernicus Merger Corporation, and Crompton Corporation, Appendix A, “Investment Funds,” is amended to be and read as follows:

“The seventeen (17) funds available through the Great Lakes Savings Plan are as follows:

• Vanguard® Prime Money Market Fund (cash reserves fund)

• Vanguard® Retirement Savings Trust (stable value fund)

• Vanguard® Total Bond Market Index Fund (bond fund)

• Vanguard® Wellesley® Income Fund (balanced fund - stocks/bonds)

• Vanguard® Windsor™ Fund (growth and income stock fund)

• Vanguard® 500 Index Fund (growth and income stock fund)

• Vanguard® U.S. Growth Fund (growth stock fund)

• Vanguard® Extended Market Index Fund (growth stock fund)

• Vanguard® Small-Cap Index Fund (aggressive growth stock fund)

• Vanguard® Explorer™ Fund (aggressive growth stock fund)

• Vanguard® International Growth Fund (international stock fund)

• Chemtura Stock Fund (a company stock fund)

• Vanguard® Target Retirement 2005 Fund (balanced fund - stocks/bonds)

• Vanguard® Target Retirement 2015 Fund (balanced fund - stocks/bonds)

• Vanguard® Target Retirement 2025 Fund (balanced fund - stocks/bonds)

• Vanguard® Target Retirement 2035 Fund (balanced fund - stocks/bonds)

• Vanguard® Target Retirement 2045 Fund (balanced fund - stocks/bonds).”

10.                                 In all other respects, the Plan shall remain unchanged.

This Amendment Number Seven to the Plan is executed by the duly authorized officer of Great Lakes Chemical Corporation as of the date first written above.

GREAT LAKES CHEMICAL CORPORATION

By:

Title: